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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
           OF 7.25% PREFERRED INCOME EQUITY REDEEMABLE STOCK, SERIES A
                                       OF
                         GENERAL GROWTH PROPERTIES, INC.


It is hereby certified that:

         1.       The name of the Corporation is General Growth Properties, Inc.

         2. The amendment to the Certificate of Designations, Preferences and Rights of 7.25% Preferred Income Equity Redeemable Stock, Series A, effected by this Certificate of Amendment is as follows:

         By deleting Article IV.(a) as it now exists and inserting in lieu thereof a new Article IV.(a), reading in its entirety as follows:

                  "IV.     Dividends.

                           (a) The holders of shares of the Series A Preferred
                  Stock shall be entitled to receive, when, as and if declared by the Board, out of assets legally available for the payment of dividends, quarterly cumulative cash dividends in an amount per share of Series A Preferred Stock equal to the greater of
                  (i) 7.25% of the $1,000 liquidation preference thereof per annum (or $18.125 per quarter) and (ii) the quarterly cash dividends paid or payable (determined on each of the quarterly Dividend Payment Dates referred to below) on that number of shares of Common Stock equal to the number of shares of Common Stock (or portion thereof) into which a share of Series A Preferred Stock is convertible. Dividends on the shares of the Series A Preferred Stock shall accrue from and after the following dates, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends:

                                    (1) for shares of such series issued in
                           connection with the first offering and sale of shares of such series (the "Initial Series A Shares"), June 10, 1998;

                                    (2) for shares of such series (other than
                           the Initial Series A Shares) issued on or before the Dividend Record Date (as defined below) for the then current Dividend Period, the first day of such Dividend Period; and

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                                    (3) for shares of such series (other than
                           the Initial Series A Shares) issued after the Dividend Record Date for the then current Dividend Period, the first day of the immediately succeeding Dividend Period.

                  Dividends on the shares of the Series A Preferred Stock shall be payable in arrears quarterly when, as and if declared by the Board, on the fifteenth day of each January, April, July and October or, if not a Business Day, the next succeeding Business Day, beginning October 15, 1998 (each, a "Dividend Payment Date"). Each such dividend shall be payable in arrears to holders of record of shares of the Series A Preferred Stock, as such holders appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board."

         3. The aforesaid Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, General Growth Properties, Inc. has caused this Certificate of Amendment to be executed by its duly authorized President this 13th day of May, 1999.


                                        GENERAL GROWTH PROPERTIES, INC.,
                                        a Delaware corporation

                                        By: /s/ ROBERT A. MICHAELS
                                           -------------------------------------
                                           Name: Robert A. Michaels
                                                --------------------------------
                                           Title: President
                                                 -------------------------------